Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

LINKHOME HOLDINGS INC.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee	Amount Registered	Proposed Maximum Offering	Maximum	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, $0.001 par value(1)	457(o)	1,437,500	$4.00	$5,750,000.00	0.000153	$879.75
Fees to be Paid	Equity	Underwriter’s Warrants(2)	457(g)	—	—	—	—	—
Fees to be Paid	Equity	Common stock, $0.001 par value underlying the Underwriter’s Warrant(3)(4)	457(o)	71,875	$5.00	$359,375	0.000153	$54.98
	Total Offering Amounts					$6,109,375		$934.73
	Total Fees Previously Paid							$1,785.96
	Total Fee Offsets							—
	Net Fee Due							$0.00

(1)	Includes 187,500 shares of our common stock which the Underwriter (as defined below) has the option to purchase to cover over-allotments.

(2)	We have agreed to grant R. F. Lafferty & Co., Inc. (the “Underwriter”) warrants to purchase an amount equal to five percent (5%) sold in this offering (the “Underwriter’s Warrants”). No fee required pursuant to Rule 457(g) under the Securities Act.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 (the “Securities Act”). The Underwriter’s Warrants are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act, the proposed maximum aggregate offering price of the Underwriter’s Warrants is $5, which is equal to 125% of $4 per share exercise price for 62,500 shares of common stock underlying the warrants.

(4)	Includes 9,375 shares of our common stock underlying the Underwriter’s Warrants which the Underwriter has the option to purchase to cover the over-allotments.